ARMOUR RESIDENTIAL REIT, INC. CONFIRMS
OCTOBER 2019 DIVIDEND RATE PER COMMON SHARE AND
Q4 2019 MONTHLY DIVIDEND RATE PER SERIES B PREFERRED SHARE

VERO BEACH, Florida – October 1, 2019 – ARMOUR Residential REIT, Inc. (NYSE: ARR and ARR-PB) (“ARMOUR” or the “Company”) today confirmed the October 2019 cash dividend for the Company’s Common Stock and the Q4 2019 monthly cash dividend rate for the Company’s Series B Preferred Stock.
October 2019 Common Stock Dividend

Month	Dividend	Holder of Record Date	Payment Date
October 2019	$0.17	October 15, 2019	October 28, 2019
Q4 2019 Series B Preferred Stock Dividends

Month	Dividend	Holder of Record Date	Payment Date
October 2019	$0.1640625	October 15, 2019	October 28, 2019
November 2019	$0.1640625	November 15, 2019	November 27, 2019
December 2019	$0.1640625	December 15, 2019	December 27, 2019
Certain Tax Matters
ARMOUR has elected to be taxed as a real estate investment trust (“REIT”) for U.S. Federal income tax purposes. In order to maintain this tax status, ARMOUR is required to timely distribute substantially all of its ordinary REIT taxable income. Dividends paid in excess of current tax earnings and profits for the year will generally not be taxable to common stockholders.
About ARMOUR Residential REIT, Inc.
ARMOUR invests primarily in fixed rate residential, adjustable rate and hybrid adjustable rate residential mortgage-backed securities issued or guaranteed by U.S. Government-sponsored enterprises (“GSEs”), or guaranteed by the Government National Mortgage Association. In addition, ARMOUR invests in other securities backed by residential mortgages for which the payment of principal and interest is not guaranteed by a GSE or government agency. ARMOUR is externally managed and advised by ARMOUR Capital Management LP, an investment advisor registered with the Securities and Exchange Commission (“SEC”).
Safe Harbor
This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Actual results may differ from expectations, estimates and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ

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ARMOUR Residential REIT, Inc. Confirms October 2019 Dividend Rate Per Common Share and Q4 2019 Monthly Dividend Rate Per Series B Preferred Share

October 1, 2019

materially from the expected results. The Company disclaims any obligation to release publicly any updates or revisions to any forward-looking statement to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based, except as required by law.
Additional Information and Where to Find It
Investors, security holders and other interested persons may find additional information regarding the Company at the SEC’s internet site at www.sec.gov, or the Company website at www.armourreit.com, or by directing requests to: ARMOUR Residential REIT, Inc., 3001 Ocean Drive, Suite 201, Vero Beach, Florida 32963, Attention: Investor Relations.
Investor Contact:
James R. Mountain
Chief Financial Officer
ARMOUR Residential REIT, Inc.
(772) 617-4340

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